Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 21, 2024, with respect to the consolidated balance sheets of Modular Medical, Inc. as of March 31, 2024 and 2023 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. Our report dated June 21, 2024, relating to those consolidated financial statements, includes an emphasis of matter paragraph relating to uncertainty as to Modular Medical, Inc.’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Farber Hass Hurley LLP

Chatsworth, California

April 25, 2025